Exhibit 10.3
This Agreement has been executed in English and Arabic; Arabic version has been omitted for purposes of this filing.
[Official Letterhead of the Ministry of Finance of the Kingdom of Saudi Arabia]
Letter of Undertaking
15 April 2022
Dear Lucid LLC. (the “Company”),
Subject: The Government of the Kingdom of Saudi Arabia and its entities and corporate subsidiaries (together, the “Kingdom”) need to purchase up to one hundred thousand (100,000) vehicles from the Company and its affiliates.
We refer to the earlier discussions between the Kingdom and the Company with respect to the framework agreement whereunder Lucid will manufacture electric vehicles in the Kingdom and the Kingdom’s initiatives relating to the circular carbon economy and the Saudi Green Initiative. We also refer to the Agreement for the Disclosure of Confidential Information executed 25 November 2021 between Company and the Kingdom.
Therefore,
1 - the Kingdom, hereby, undertakes to purchase, whether through direct procurement or other structures allowing the desired utilization (together, the “Purchase”), (50,000) electric vehicles from the various categories produced by the Company and its affiliates;
2 - the Kingdom may Purchase an additional (50,000) vehicles as it deems appropriate for it;
3 - the Purchase of the vehicles referred to in paragraphs (1) and (2) above shall be at the lower of the following prices at the time of order, unless different pricing is agreed in writing by the Kingdom and the Company at the time of order or prior to it: (i) the standard retail price for the applicable vehicle in the Kingdom; and (ii) the standard retail price for the applicable vehicle in the United States of America plus actual cost of logistics, import, and other actual costs of delivery and homologation to local regulations;
4 - the Purchase and provision of the vehicles referred to in paragraphs (1) and (2) above shall be during a (10) year period commencing from the date of the first order;
5 - the delivery of the vehicles subject to Purchase as referred to in paragraphs (1) and (2) above shall commence promptly after notification by Company that its vehicles are homologated for delivery in the Kingdom, and in any event no later than Q2 2023; and
6 - the annual quantity of the vehicles subject to Purchase as referred to in paragraphs (1) and (2) above shall be determined as follows: the Kingdom will give notice of the desired quantity of each type of vehicle annually, and the Company will not unreasonably object to such quantity and vehicle type in view of the then-current production capacity, status and timeline for homologation of the desired vehicle type(s) in the Kingdom, and its then-current book of reservations and orders; provided, however, that the annual quantity shall be between 1,000 and 2,000 vehicles initially and between 4,000 and 7,000 vehicles starting in 2025 unless later agreed otherwise by the Kingdom and the Company.
Each of the Kingdom and the Company may disclose the material details of this letter to the public without obtaining the consent of the other following the Company’s securities filing disclosing the terms of this letter, which the Company is obligated to use its best endeavours to make the filing immediately after the signing of this letter, and notifying the Kingdom of the same.

This letter and any dispute arising out of, or in connection to it or its formation shall be subject to the laws applicable in the Kingdom of Saudi Arabia and the exclusive jurisdiction of the courts of competent jurisdiction in the Kingdom of Saudi Arabia.
/s/ Mohammed Abdullah Aljadaan
Mohammed Abdullah Aljadaan
The Minister of Finance
The Company hereby confirms its acceptance of its obligation to provide the vehicles referred to in paragraphs (1) and (2) above pursuant to the provisions set out in this letter.
By: Faisal Sultan
Position: Managing Director, Middle East
Signature: /s/ Faisal Sultan
Date: 20 April, 2022